Exhibit 10.1

RESCISSION AGREEMENT

This RESCISSION AGREEMENT (“Agreement”) is entered into as of the 30th day of December 2022 (the “Execution Date”) by and between Jones Soda Co., a Washington corporation (the “Company”) and Mark Murray (the "Recipient"). The Company and Recipient, each is referred to as “Party” and collectively referred to as “Parties”. This Agreement is effective upon the Execution Date.

RECITALS

WHEREAS, the Company maintains the 2022 Omnibus Equity Incentive Plan (“Plan”) to reward employees, executive officers, directors, and consultants for their contributions and services to the Company.

WHEREAS, in connection with Recipient’s contributions and services, on May 27, 2022, the Company granted Recipient 1,800,000 Restricted Stock Units (“RSUs”) under the Plan (“RSU Award”) and such RSUs upon vesting are settled with shares of the Company’s common stock on a one-for-one basis in accordance to the vesting schedule described in Recipient’s Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement (collectively, “Award Documents”).

WHEREAS, as of the Execution Date, 600,000 RSUs have previously vested and the Recipient received one share of the Company’s common stock in exchange for each vested RSU (“Vested Shares”).

WHEREAS, after careful consideration and discussion between the Parties, the Company and Recipient each wish to rescind and cancel the RSU Award (along with all Vested Shares) such that each Party is placed back in the same position it would have been if the RSU Award had not been granted.

NOW THEREFORE, in consideration of the foregoing premises, the Company and Recipient hereby irrevocably agree to all of the following:

Section 1: Rescission of RSU Award

(a)    Rescission. The Parties agree that the Award Documents are hereby irrevocably rescinded and further agree that the award of RSUs has been rescinded and canceled without consideration. In connection with the foregoing rescission of RSUs, Recipient has contemporaneously surrendered and returned to Company all Vested Shares (if any) without consideration and any such Vested Shares are hereby cancelled without consideration and returned to the Plan. The Parties have no rights or obligations under the Award Documents and no RSUs or Vested Shares are outstanding.

Section 2: Taxes

(a) Responsibility. Recipient will be solely liable and responsible for the payment of Recipient's taxes, if any, arising as a result of this Agreement or any other related event including without limitation any unexpected or adverse tax consequences.

(b) Section 409A. This Agreement is intended to the maximum extent possible to be exempt from the requirements of Internal Revenue Code Section 409A but in any event shall be interpreted to be compliant with such Section 409A.

(c) Rescission. For U.S. federal, state, local and non-U.S. income tax purposes, the Parties intend that this Agreement be treated as a “rescission” of the transactions described in Section 1 and agree to take all positions with any taxing authority (including without limitation in the filing and defense of any tax returns) consistent with such treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Internal Revenue Code.

Section 3: Miscellaneous Provisions

(a) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to its conflicts of law principles.

(c) Entirety of Agreement. This Agreement constitutes the entire agreement between Recipient and the Company as it relates to its subject matter and supersedes all prior agreements, promises, understandings, covenants, arrangements, communications, representations and warranties, whether oral or written, by any person, officer, employee or representative of any Party hereto in respect of such subject matter. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by Recipient and by a duly authorized officer of the Company (other than Recipient). No waiver by either Party hereto at any time of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No consideration was provided to either Party by the other Party in connection with executing this Agreement.

(d) Headings. The section and paragraph headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

(e) Notice. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the last address that a Party has furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered via facsimile or in PDF format shall be deemed originals for all purposes.

(g) Interpretation. The Company and Recipient each acknowledge that each Party to this Agreement has been represented by counsel (or had the opportunity to consult with their own counsel) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

(h) Effect of Rescission. The Parties intend that the foregoing rescission of the RSU Award, which is being consummated in the same calendar year that the underlying applicable transaction first occurred shall mean that the Parties are intended to be placed back in the same position they were in as if the RSU Award never occurred.

(i) Exhibits. The Plan is attached as Exhibit A and the Award Documents are attached as Exhibit B.

IN WITNESS WHEREOF, Recipient and the Company (on behalf of itself and its affiliates) hereto have each executed this Agreement as of the Execution Date.

Recipient:                                                         Company:

_________________________________         _________________________________

Mark Murray                                                      By: Joe Culp

                                                      Title: Interim Chief Financial Officer

EXHIBIT A

2022 Omnibus Equity Incentive Plan

EXHIBIT B

Restricted Stock Unit Award Notice

Restricted Stock Unit Award Agreement